UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934


Date of Report:  (Date of  earliest  event  reported):  August 6, 2003 (July 30,
2003)



                      EQUITY TECHNOLOGIES & RESOURCES, INC.
             -----------------------------------------------------
             (exact name of registrant as specified in its charter)




           Delaware                     000-17520                75-227-6137
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(State or other jurisdiction       (Commission            (IRS Employer
   of incorporation)                   file number)          Identification No.)


325 W. Main Street, Suite 240
Lexington, Kentucky                                          40508
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(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code: (859) 268-4446



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changes since last report)

Item 5. Other Events.

     VPS Holding, LLC, a Kentucky limited liability company, was incorporated August 29, 2002, by the sole member and manager, James Kemper Millard, who also serves as President and CEO of Equity Technologies & Resources, Inc., a Delaware corporation, and its wholly owned subsidiary Verified Prescription Safeguards, Inc., a Florida corporation, to serve as a repository for privately-raised capital. Subsequently, VPS Holding, LLC, was identified as a viable
Kentucky-based corporate entity through which to present a proposal to the Commonwealth of Kentucky in response to its Request for Proposal (RFP) to develop a real-time Prescription Drug Monitoring Pilot Project mandated by House Bill 26, which was passed unanimously by the 2002 Kentucky General Assembly.

     The Commonwealth of Kentucky, on July 30, 2003, awarded a contract to VPS Holding, LLC, to lead a pilot project, in Perry and Harlan counties, at medical, clinical, and pharmacy facilities. The project will be conducted by a consortium of companies under license to VPS Holding, LLC, that includes Envoii, Inc., a San Francisco, California, software developer, and Computer Information Systems, Inc., a London, Kentucky, consulting firm and solutions provider for information technology, both of which are privately-held corporations. In order to perform under the terms and conditions of this state contract, VPS Holding, LLC, will license the technologies from each corporation for a nominal fee.

     Any benefits or revenues derived from the use of technology acquired by VPS Holding, LLC, shall pass directly through to Equity Technologies & Resources, Inc., and/or Verified Prescription Safeguards, Inc., under the terms of the Joint Venture Agreement.

     The license to use and develop technology, intellectual property, and know-how related to prescription drug monitoring systems and all other matters pertaining to the healthcare industry was obtained pursuant to the terms of an Assignment and License dated April 23, 2003, from Equity Technologies & Resources, Inc., and Verified Prescription Safeguards, Inc. This Assignment and License was granted with the understanding that VPS Holding, LLC, would enter into an agreement with Envoii Healthcare, LLC, a Nevada limited liability company, to undertake the funding and development of the Verified Prescription Safeguards(TM) prescription drug monitoring system and in consideration of payments to be received by Equity Technologies & Resources, Inc., and Verified Prescription Safeguards, Inc. Envoii Healthcare, LLC, owns the exclusive rights in the healthcare channel of trade rights to the EnvoiiTM system.

     A Joint Venture Agreement was executed by VPS Holding, LLC, and Envoii Healthcare, LLC, wherein Envoii Healthcare, LLC, in conjunction with Envoii, Inc., agreed to undertake the development of the real-time prescription drug monitoring system and raise the necessary funding for the project. This
Agreement and the Assignment and License were under negotiation prior to submission of the response to the Kentucky Request for Proposal on April 9, 2003, but executed thereafter, both of which have subsequently been provided and fully disclosed to the Commonwealth of Kentucky.

     Under the terms of the Joint Venture Agreement, contract revenues, if any, other than the grant for the pilot project resulting from the development, implementation, and/or sale of real-time controlled substance prescription monitoring technology to any third party including governmental entities, are to be distributed to Envoii Healthcare, LLC (75%), VPS Holding, LLC (25%), with Equity Technologies & Resources, Inc., and/or Verified Prescription Safeguards, Inc., receiving 100% of the benefits and revenues distributed to VPS Holding, LLC. The contract with the Commonwealth of Kentucky governs the division of proceeds from the pilot project grant funding.

     Other terms and conditions in the Joint Venture Agreement provide Verified Prescription Safeguards, Inc. with the authority to use the developed technology and the opportunity to further develop technology, information technology, intellectual property and know-how related to prescriptions and the healthcare industry, as part of a national electronic healthcare network initiative. All anticipated revenues from this undertaking are intended to be distributed through the Licensee to Equity Technologies & Resources, Inc., and Verified Prescriptions Safeguards, Inc. Based upon this distribution of combined sources of revenue, Equity Technologies & Resources, Inc., and Verified Prescription Safeguards, Inc., could realize 60% or more of projected revenues over a five-year period. Such anticipated revenue distributions are projections only, and, although based on the current business model, are subject to change. Additional benefit to be realized by the Companies is that they will be gaining committed partners with administrative, financial, software, and marketing experience in the healthcare industry - all with minimal overhead and cost. It is anticipated that all filings, will include reference to all agreements involving all Companies, and will be completed in the near future.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 6, 2003


                      EQUITY TECHNOLOGIES & RESOURCES, INC.
                  ---------------------------------------------
                                   Registrant






By: /s/ James Kemper Millard
---------------------------------
James Kemper Millard, President